NewGen Announces Formation of BioEngineering JV for Biofuel Site Development

CHARLOTTE, NC -- 11/30/05 -- NewGen Technologies, Inc. NWGN today announced that it has formed an engineering and design joint venture with ACTANOL Service Ltd., a provider of alternative energy and biofuel plant solutions, to oversee the design, engineering, construction, operations and technology support for biodiesel and other biofuel plants worldwide. The JV -- ACTANOL BioEngineering, LLC -- is equally owned by NewGen and ACTANOL Service Ltd. Dr. Carsten Witt, CEO of ACTANOL, will be CEO of the new company, joined by Rolf Fischer as COO and Gregor Weber as CFO.

NewGen saw a need to have a partner with the highest level of engineering and design expertise. ACTANOL, based in Munich, Germany, has years of direct experience designing and operating various types of plants and related infrastructure in the biofuel, pharmaceutical, and petrochemical industries. The company has access to over 1,200 engineers and technicians to ensure that NewGen will have the highest quality biofuel plants in the world.

ACTANOL BioEngineering is already working with NewGen and its U.S. subsidiary, ReFuel America, to develop the previously announced biofuel and green energy projects in North Carolina, South Carolina, Georgia, Iowa, Texas, California and Hawaii. ACTANOL is also exploring other opportunities in the U.S. and plans to deliver projects in Germany, the Ukraine, and Brazil. ACTANOL's complete "agro-refinery" solution can transfer multiple feedstocks into various biofuels, biolubricants, fodder, biofertilizer, bioplastics and other forms of energy.

S. Bruce Wunner, Chairman and CEO of NewGen Technologies, stated, "This BioEngineering JV will ensure that NewGen builds the highest-quality biofuel plants necessary for the production of our proprietary products. We look forward to working with ACTANOL to create the most efficient, advanced biofuels demanded today."

Dr. Carsten Witt, CEO of ACTANOL BioEngineering, LLC, added, "Along with now being able to bring multiple biofuel projects to realization, ACTANOL will have access to new technologies and design capabilities by working with NewGen. NewGen has seen the strengthening demand for biofuels and has the talent, vision and drive to aggressively seek out opportunities to meet the needs of tomorrow."

Dr. Carsten F. Witt

A civil engineer, Dr. Witt has worked as project manager on various types of large commercial and industrial construction projects during his career, including office buildings and bridges, as well as petrochemical and pharmaceutical plants in Europe, Africa and Asia. He also has experience as a corporate real estate portfolio manager in insurance, banking, and investment companies. In addition, Dr. Witt founded the German association "Act Energy" and is still a member of the board. Act Energy has done feasibility studies and detailed energy status reports for communities, governments and industry, and has also developed sustainable projects related to the implementation of the Kyoto Protocol.

Rolf A. Fischer, MBA

Mr. Fischer has built and run an international management consulting operation that now has 45 offices worldwide in the fields of human resources and business development, particularly focused on Eastern Europe. He is currently working on projects in Germany, Romania and the Ukraine for biodiesel feedstock cultivation and revitalization strategies for local economies.

Gregor L. Weber

Mr. Weber has most recently worked for a consulting firm that provided advisory services to companies undergoing an initial public offering. He has also been responsible for the financing and business development of organizations operating within the emerging market for renewable energy, including biofuels, bioplastics, biocombustibles, and biogas. Mr. Weber has extensive expertise in renewable technologies and the related business and legal issues affecting this industry.

About NewGen Technologies, Inc.

NewGen's mission is to be a leading manufacturer, processor and distributor of premium biofuels that are intended to dramatically reduce the ecological and economic impact of world petroleum use. NewGen believes that it has developed the cleanest burning and highest performing fuels in the world by utilizing technology that allows for more complete combustion, which NewGen believes will result in improved miles per gallon and significantly decreased harmful emissions, including reduced carbon monoxide, carbon dioxide, nitrous oxides, particulates and black smoke. The company's fuel products include proprietary and complex technology, substantially and predominantly derived from petroleum sources, which are intended to improve the performance of gasoline and diesel fuels, as well as domestically produced and environmentally friendly alternative fuels such as Ethanol-based E85 and Biodiesel-based B20. The vision of NewGen and ReFuel America, NewGen's wholly owned U.S. subsidiary, is a world less dependent on oil, using secure, homegrown fuels which better preserve our most important resources -- the air we breathe and water we drink.

Additional information can be found at the company's website www.nwgntech.com.

Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of NWGN and PRL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors associated with our Company, review our SEC filings.

Media Contact:

Blois Olson
New School Communications, Inc.
(651) 221-1999
b.olson@new-school.com

Investor Contact:
Jody Burfening / Chris Witty
Lippert/Heilshorn & Associates, Inc.
(212) 201-6609
cwitty@lhai.com